                                                                EXHIBIT 99.1

                                 PRESS RELEASE


FOR RELEASE:  November 30, 1998

CONTACT:  JAMES E. BURT, III
          (704) 732-2222

-----------------------------------------------------------------------------

               BURT NAMED CEO AT CAROLINA FIRST BANCSHARES, INC.


   D. Mark Boyd, III resigned his position as Chairman of the Board and Chief Executive Officer of Carolina First BancShares, Inc. and as Chairman of the Board of Lincoln Bank effective November 27, 1998 in an announcement issued today by James E. Burt, III, President of Carolina First. The Board moved swiftly to fill the vacated CEO position by electing Burt President and CEO of the Company.

   Burt is a 38 year banking veteran and has held the position of President and Chief Operating Officer since June, 1990. He has served as Acting Chairman since October 2, 1998. Prior to joining Carolina First, Burt was President and CEO of Commercial National Bank in Shreveport, Louisiana, a $1.1 billion regional bank in Northwest Louisiana. He is a graduate of Louisiana State University and of the Stonier Graduate School of Banking at Rutgers University.

   Since early October Boyd has been on a voluntary suspension from his duties at Carolina First and Lincoln Bank while addressing charges brought against him for alleged securities violations in connection with purchases of stock in Community Bank & Trust Company, Marion, NC. Carolina First has agreed to acquire Community Bank & Trust, and this acquisition has been approved by the Federal Reserve, the North Carolina Banking Commission and the FDIC. The Federal Reserve has stayed its approval order while it further examines the allegations surrounding Boyd's purchases of Community Bank & Trust stock.

   In submitting his resignation Boyd stated, "It has been an honor and a great personal pleasure for me to serve with you in this fine institution, and to be associated with such talented and committed employees. Because of our history of sound management and high performance, I look forward to remaining a shareholder in Carolina First BancShares and following its continued success."

   Carolina First is the parent company of Lincoln Bank of North Carolina and Cabarrus Bank of North Carolina with 23 offices serving the heart of Carolina. Its stock is listed in The Charlotte Observer under the Interdealer stock section and carries the symbol CAFP in the over-the-counter market (pink sheets).